SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[ ]	Soliciting Material Pursuant to sec. 240.14a-12.

The India Fund, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IMPORTANT NEW INFORMATION ABOUT THE SPECIAL MEETING OF STOCKHOLDERS OF THE INDIA FUND, INC.

                                        February 27, 2006

Dear Stockholders of The India Fund, Inc. (the “Fund”):

     We are writing to seek your support in approving new management and country advisory agreements with Blackstone Asia Advisors L.L.C. and Blackstone Fund Services India Private Limited.

     While stockholders of the Fund who have already voted have overwhelmingly supported the proposals, the proposals could not be approved at the Fund’s Special Meeting of Stockholders originally scheduled for February 24, 2006 because the number of shares voted fell just short of the required quorum of 50% of the outstanding shares.

     The Fund’s Special Meeting of Stockholders has been adjourned to allow stockholders additional time to act. The adjourned meeting will be held on March 16, 2006 at the offices of Simpson, Thacher & Bartlett LLP, 425 Lexington Avenue, Conference Room J, 30th Floor, New York, New York at 9:30 a.m.

     We request your assistance by voting now so that we may hold the meeting and approve the agreements in a timely fashion. Further solicitations are time consuming and expensive, and therefore the Fund’s Board of Directors urges you to vote now, no matter how large or small your holdings may be. Please sign, date and return the enclosed proxy card TODAY or vote using the toll-free number on the enclosed proxy card or through the Internet.

     As we disclosed in our proxy statement, Punita Kumar-Sinha, the Fund’s portfolio manager for the last eight years, will continue to manage the Fund’s assets under the proposed management agreement. Furthermore, fees under the new management agreement will be lower on any assets over $500 million. As of December 31, 2005, the approximate net assets of the Fund were $1,109,055,415. Stockholders will benefit directly from the decrease in management fees if these proposals are passed.

     The Blackstone Group is a private merchant banking firm founded in 1985 by Peter G. Peterson and Stephan A. Schwarzman. Since its inception, Blackstone has raised approximately $52 billion of capital for alternative asset investing. We believe that the Fund’s stockholders will benefit from the portfolio management team’s ability to capitalize on Blackstone’s global resources and relationships. In particular, we expect the Fund to derive particular benefits from the significant commitment to invest in India made by Blackstone’s private equity investment funds. In order to realize these benefits, stockholders must approve the new agreements.

     The Board of Directors of the Fund recommends that you vote FOR the new management agreement and country advisory agreement. Vote now to ensure your vote reaches us by March 16!

     We thank you for your continued trust and support. If you need any assistance, or have any questions regarding the Fund’s proposals or how to vote your shares, please call our proxy solicitor, Georgeson Shareholder Communications Inc., at 1-866-297-1264.

Sincerely,

Peter G. Peterson Senior Chairman The Blackstone Group Director The India Fund, Inc	Prakash A. Melwani Senior Managing Director The Blackstone Group President The India Fund, Inc

PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY.